Exhibit 10(x)(3)

AMENDMENT TO THE

ALCOA DEFERRED COMPENSATION ESTATE ENHANCEMENT PLAN

The American Jobs Creation Act of 2004 requires certain changes to plan provisions effective January 1, 2005; therefore the plan is amended as follows:

1.	The first paragraph is revised by adding the following:

Due to the American Jobs Creation Act of 2004, all Credits in Participants’ accounts as of December 31, 2004, including any Earnings Credits thereon after December 31, 2004, shall continue to be subject to all Plan provisions in effect as of that date. Effective December 31, 2004, this Plan is frozen, and there are no active Participants. No new Participants will be permitted to participate and no new Credits will be added to this Plan after December 31, 2004.

2.	In all other respects, the Plan is ratified and confirmed.